FOR IMMEDIATE RELEASE

JMG Exploration Inc. Announces Termination of the

Share Exchange Agreement with Newco Group Limited

Extends Existing Warrants for an Additional Year

Pasadena, California – January 4, 2008 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) announced today that the share exchange with Newco Group Ltd., a company organized under the laws of the British Virgin Islands (“Newco”) contemplated by the Share Exchange Agreement by and among JMG, Newco, ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), and certain other parties, dated September 5, 2007, has failed to close as of December 31st, 2007, and that JMG has elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

In September, 2007, in anticipation of the closing of the share exchange, JMG made a $3 million loan to Newco pursuant to a Loan, Stock Pledge and Security Agreement, dated as of September 5, 2007. The purpose of the loan was to enable Newco to purchase shares in Iris Computers Ltd., a corporation organized under the laws of India (“Iris”), representing approximately a 39% equity interest in Iris.   Prior to the loan, Newco already had a 14.5% equity interest in Iris, which it purchased with the proceeds from a $1 million loan made to Newco by ESAPI.

As security for the $3 million loan by JMG to Newco, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI granting to JMG the right to vote the shares of Iris owned by Newco that had been pledged to ESAPI by Newco as security for the loan by ESAPI to Newco.

The $3 million loan by JMG to Newco bears interest at 8% per annum.  By the terms of the loan, it matured on December 31, 2007.  Newco has failed to repay the loan and any accrued interest on the loan to JMG.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG. In an attempt to settle the matter, JMG has offered to allow Newco until March 31, 2008 to repay the $3 million loan and accrued interest if Newco agrees that in the event that Newco does not repay the loan and accrued interest in full on or before March 31, Newco will not contest JMG proceeding with having the pledged Iris shares transferred into the name of JMG. The offer also requires that JMG and Newco mutually release each other from further liability. Newco has until January 10, 2008 to accept the offer.

JMG Exploration News Release

January 4, 2008

In the event Newco does not repay the loan and JMG transfers the pledged Iris shares into JMG’s name, JMG would have effective majority control of Iris because of the 39% equity interest in Iris represented by the pledged Iris shares and JMG’s irrevocable proxy from ESAPI representing an additional 14.5% equity interest in Iris.  If Newco does not repay the loan and the pledged Iris shares are transferred into the name of JMG, the intent of JMG’s Board of Directors’ would be to either: (1) sell the investment; or (2) explore retaining, and perhaps increasing, the investment in Iris.

JMG’s Board of Directors has elected to extend its three classes of warrants for an additional year with an expiration in January 15th, 2009. The strike prices of $4.25, $5.00 and $6.25 on the warrants will remain in place.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482